UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported): December 11, 2018

National Vision Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38257	46-4841717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2435 Commerce Avenue
Bldg. 2200
Duluth, Georgia 30096-4980
(770) 822-3600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2018, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of National Vision Holdings, Inc. (the “Company”) adopted the National Vision Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan”), which provides for severance payments and benefits upon qualifying terminations of employment to executives at the level of Senior Vice President and above, including L. Reade Fahs, the Company’s Chief Executive Officer, Patrick R. Moore, the Company’s Senior Vice President, Chief Financial Officer, Jeff McAllister, the Company’s Chief Operating Officer, Mitchell Goodman, the Company’s Senior Vice President, General Counsel and Secretary and John Vaught, the Company’s Senior Vice President, Chief Information Officer (the “Named Executive Officers”). The Executive Severance Plan replaces in its entirety the Company’s previously adopted National Vision, Inc. Severance Plan, including the executive supplement thereto, with respect to executives eligible for the Executive Severance Plan.

The Executive Severance Plan provides for payment of severance and other benefits to eligible executives, including the Named Executive Officers, in the event of a termination of employment with the Company without cause or for good reason (each as defined in the Executive Severance Plan, and each, a “covered termination”), in each case, subject to the (i) executive’s execution and non-revocation of a general release of claims in favor of the Company; and (ii) continued compliance with the executive’s confidentiality, non-interference and invention assignment obligations to the Company.

In the event of a covered termination, in addition to certain accrued obligations, the Executive Severance Plan provides for the following payments and benefits to the Named Executive Officers:

•	a lump-sum pro-rata bonus for the year of termination, based on actual performance;

•
an amount equal to the sum of the executive’s (x) annual base salary; and (y) bonus based on target performance (the “cash severance amount”) times the multiplier applicable to such executive (which is 2.0 for Mr. Fahs, 1.5 for Messrs. Moore, McAllister and Goodman, and 1.0 for Mr. Vaught), payable over a period of 24 months for Mr. Fahs, 18 months for Messrs. Moore, McAllister and Goodman and 12 months for Mr. Vaught; and

•
continued health insurance coverage at substantially the same level as provided immediately prior to such covered termination, at the same cost as generally provided to similarly situated active Company employees (the “welfare benefit”), for a period of 24 months for Mr. Fahs, 18 months for Messrs. Moore, McAllister and Goodman and 12 months for Mr. Vaught.

Notwithstanding the foregoing, in the event such covered termination occurs within the two-year period following a change in control (as defined in the Executive Severance Plan), in addition to certain accrued obligations, the Executive Severance Plan provides for the following payments and benefits to the Named Executive Officers:

•	a lump-sum pro rata bonus for the year of termination, based on target performance;

•
the cash severance amount times the multiplier applicable to such executive (which is 2.5 for Mr. Fahs, 2.0 for Messrs. Moore, McAllister and Goodman and 1.5 for Mr. Vaught), payable in a lump sum within 60 days following the covered termination;

•	the welfare benefit for a period of 30 months for Mr. Fahs, 24 months for Messrs. Moore, McAllister and Goodman and 18 months for Mr. Vaught; and

•	payment of, or reimbursement for, up to $20,000 in outplacement services within the six-month period following such termination.

The Executive Severance Plan provides that, upon a covered termination, any outstanding equity awards will be treated in accordance with the terms of the Company’s 2017 Omnibus Incentive Plan and the applicable award agreement(s) thereunder.

The foregoing description of the Executive Severance Plan does not purport to be complete and is qualified in its entirety by the full text of the Executive Severance Plan, a copy of which is filed as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

10.1	National Vision Holdings, Inc. Executive Severance Plan.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

National Vision Holdings, Inc.

Date: December 17, 2018	By:	/s/ Patrick R. Moore
	Name:	Patrick R. Moore
	Title:	Senior Vice President, Chief Financial Officer